Press Release dated August 17, 2005
Exhibit 99.1
FOR IMMEDIATE RELEASE
Diamond Triumph Auto Glass, Inc. Announces Commencement of
Tender Offer and Consent Solicitation for Up To $22,000,000 of its 9 1/4% Senior Notes due 2008
and Solicitation of Consents for an Amendment to the Indenture
KINGSTON, PENNSYLVANIA (August 17, 2005) — Diamond Triumph Auto Glass, Inc., a leading provider of automotive glass replacement and repair services in the United States, announced today that it commenced a modified “Dutch Auction” tender offer (the “Offer”) for up to $22,000,000 aggregate principal amount (the “Offer Amount”) of the $72,058,000 aggregate principal amount of its outstanding 9 1/4% Senior Notes due 2008 (CUSIP No. 252768 AC 0) (the “Notes”) and a consent solicitation (the “Consent Solicitation”) to adopt an amendment (the “Proposed Amendment”) to the Indenture, dated as of March 31, 1998, between Diamond Triumph and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Notes.
The Offer and Consent Solicitation are scheduled to expire at 9:00 a.m., New York City time, on September 15, 2005, unless extended or earlier terminated (the “Expiration Date”).
The Offer and Consent Solicitation are being made upon the terms and are subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated as of August 17, 2005 (the “Statement”) being distributed to all holders of record of the Notes. Diamond Triumph is making the Offer and Consent Solicitation as part of a recapitalization of the company, as described in greater detail in the Statement.
Diamond Triumph is offering to purchase the Notes for cash at a purchase price per $1,000 principal amount of the Notes at not less than $730 nor greater than $830, plus accrued and unpaid interest thereon to, but not including, the date of purchase. The final purchase price will be determined pursuant to the modified “Dutch Auction” procedure described in the Statement. Under this procedure, Diamond Triumph will accept tenders in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the range, and will select the single lowest price per $1,000 principal amount of Notes so specified (the “Purchase Price”) that would enable Diamond Triumph to purchase an amount of Notes equal to the Offer Amount (or, if less than the Offer Amount of Notes is tendered, all Notes so tendered). Diamond Triumph will pay the same Purchase Price for all Notes tendered at or below the Purchase Price, subject to proration, as described in the Statement.
In the event that the principal amount of Notes validly tendered pursuant to the Offer at or below the Purchase Price exceeds the Offer Amount, Diamond Triumph will accept for purchase Notes tendered at or below the Purchase Price as follows: First, Diamond Triumph will accept for payment all such Notes tendered at prices below the Purchase Price, and then Diamond Triumph will accept for payment Notes tendered at the Purchase Price on a pro rata basis among such tendered Notes. Diamond Triumph reserves the right to decrease or increase the Offer Amount for the Offer prior to the Expiration Date.
To obtain funds to pay the Purchase Price and accrued and unpaid interest on the Notes purchased in the Offer, Diamond Triumph intends to use approximately $12.5 million of funds obtained from the sale of shares of its common stock to Mr. Kenneth Levine, its Chairman (“Mr. Levine”), as part of a recapitalization of the company and borrowings under its revolving credit facility.
The Proposed Amendment to the Indenture would eliminate the requirement that Diamond Triumph file annual, quarterly and current reports with the Securities and Exchange Commission and would continue to require Diamond Triumph to make available to holders of Notes quarterly and annual reports. Adoption of the Proposed Amendment requires the consent of holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”).
If a holder tenders Notes in the Offer, such holder shall be deemed to have delivered a corresponding consent to the Proposed Amendment, regardless of whether such tendered Notes are accepted for purchase by Diamond Triumph in the Offer pursuant to the modified “Dutch Auction” procedure described above. A holder of Notes may deliver a consent to the Proposed Amendment in the Consent Solicitation without also tendering Notes in the Offer.
The Offer and Consent Solicitation are conditioned upon, among other things, not less than $14,000,000 aggregate principal amount of Notes being validly tendered and not validly withdrawn in the Offer, the receipt of the Requisite Consents to the Proposed Amendment, the consummation of the transactions contemplated by the Recapitalization Agreement described below among Diamond Triumph, Mr. Levine and Green Equity Investors II, L.P., Diamond Triumph’s majority stockholder (“GEI”), and other customary conditions.
This press release does not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to any of the Notes. The Offer and Consent Solicitation may only be made in accordance with the terms of and subject to the conditions specified in the Statement and the related Letter of Transmittal and Consent relating to the Offer and the Consent Solicitation.
MacKenzie Partners, Inc. will act as the information agent and U.S. Bank National Association will act as the depositary in connection with the Offer and the Consent Solicitation. Copies of the Statement, the Letter of Transmittal and Consent, and other related documents may be obtained by contacting the information agent, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, New York 10016, (800) 322-2885 or (212) 929-5500 (call collect — banks and brokers). Additional information or questions concerning the terms of the Offer and the Consent Solicitation may be obtained from or directed to Douglas Boyle, Chief Financial Officer of Diamond Triumph at (570) 287-9915 Ext. 3182.
Diamond Triumph also announced today that it has entered into a Recapitalization Agreement, dated as of August 17, 2005, among Diamond Triumph, Mr. Levine and GEI (the

“Recapitalization Agreement”) pursuant to which (i) it will exchange an aggregate of 1,750,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”) for all of its outstanding 12% Senior Redeemable Cumulative Preferred Stock, par value $0.01 per share, held by each of GEI and Mr. Levine, (ii) it will issue 833,333 shares of Common Stock to Mr. Levine at a purchase price of $15.00 per share, and (iii) Mr. Levine will purchase 500,000 shares of Common Stock from GEI at a purchase price of $15.00 per share. After giving effect to the transactions contemplated by the Recapitalization Agreement, Mr. Levine will own approximately 52% of our outstanding Common Stock and GEI will own approximately 46% of our Common Stock.
The transactions contemplated by the Recapitalization Agreement are subject to the satisfaction of customary closing conditions, including, but not limited to, Diamond Triumph accepting Notes for purchase in the Offer, obtaining the Requisite Consents to the Proposed Amendment in the Consent Solicitation, and Mr. Levine and GEI entering into an Amended and Restated Stockholders Agreement pursuant to which, subject to certain conditions, adjustments and limitations, (i) GEI will have the right to put up to 238,571 shares of Common Stock per year to Mr. Levine commencing in respect of the fiscal year ending December 31, 2006 at a purchase price of $21.50 per share until such time as GEI no longer owns shares of Common Stock and (ii) Mr. Levine will have the right to call up to 477,142 shares of Common Stock per year from GEI commencing in respect of the fiscal year ending December 31, 2006 at a purchase price of $21.50 per share until such time as GEI no longer owns shares of Common Stock.
Diamond Triumph also announced today that it has entered into a First Supplemental Indenture, dated as of August 16, 2005 (the “Supplemental Indenture”), to the Indenture governing the Notes with the Trustee, which amends Section 4.10(b) of the Indenture to provide that the issuance by Diamond Triumph of its Common Stock for cash to its affiliates would not be an “Affiliate Transaction,” as such term is defined in the Indenture.
Diamond Triumph is a leading provider of automotive glass replacement and repair services in the United States. At June 30, 2005, it operated a network of 240 automotive glass service centers, approximately 1,000 mobile installation vehicles and five distribution centers in 44 states. Diamond Triumph serves all of its customers’ automotive glass replacement and repair needs, offering windshields, tempered glass and other related products.
This press release contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements contained herein. Additional information concerning potential factors that could affect Diamond Triumph’s future results is included under the caption “Factors Affecting Future Performance” in Item 1 of Diamond Triumph’s annual report on Form 10-K for the fiscal year ended December 31, 2004.
SOURCE: Diamond Triumph Auto Glass, Inc.
CONTACT: Douglas Boyle, Chief Financial Officer, Diamond Triumph Auto Glass, Inc., (570) 287-9915 Ext. 3182